                                                                   EXHIBIT 10.65

                            GENERAL CABLE CORPORATION

                 CORPORATE GOVERNANCE PRINCIPLES AND GUIDELINES

         The following principles and guidelines have been approved by the Board of Directors and, along with the Company's Bylaws and the charters of the Board committees, provide the framework for governance of General Cable Corporation and its subsidiaries (the Company).

         1. ROLE OF BOARD AND MANAGEMENT. General Cable's business is conducted by its employees, managers and officers under the direction of the chief executive officer (the CEO) and the oversight of the Board in order to enhance the long-term value of the Company for its shareholders. The Board of Directors is elected by the shareholders to oversee management and to enhance the long-term interests of General Cable's shareholders.

         2. BOARD FUNCTIONS. The Board of Directors generally has scheduled meetings each year at which it reviews and discusses reports by management on the performance of the Company, the Company's condition and prospects and immediate issues important to the Company. Beyond its general oversight of management, the Board and its committees perform a number of specific functions, including: (a) review, approval and monitoring of fundamental financial and business strategies and major corporate actions; (b) assessment of major risks facing the Company and review of opportunities to reduce them; (c) ensuring processes are established to maintain the integrity of the Company, particularly integrity of the Company's financial statements, integrity of compliance with our Code of Ethics and the integrity of relationships with customers and suppliers; (d) selection, evaluation and compensation of the CEO and oversight of CEO succession planning; and (e) providing advice and oversight on the selection, evaluation, development and compensation of senior management.

         3. DIRECTOR QUALIFICATIONS AND RESPONSIBILITIES. Directors of our Company should possess the highest personal and professional values, ethics, and integrity and should be committed to represent and advance the long-term interests of the Company's shareholders. Directors also must have an inquisitive and objective perspective, practical experience and maturity of judgment. General Cable aims to have a Board representing diverse experience in business, finance, technology, and other disciplines relevant to General Cable's business activities.

                  Directors are expected to attend all scheduled Board and committee meetings and to be prepared for the meetings by reviewing the materials provided to them in advance of the meetings. Directors must be willing to devote sufficient time to carry out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. Directors should offer their resignation in the event of any significant change in their personal circumstances, including a change in their principal job responsibilities that would adversely affect their ability to fulfill their duties and responsibilities as directors.

                                                                    January 2004

                  Directors who also serve as CEO or in equivalent positions should not serve on more than two boards of public companies in addition to the Company's Board, and other directors should not serve on more than four other boards of public companies. Current positions in excess of these limits may be maintained unless the Board determines that doing so would impair the director's service on the Company's Board.

                  The Board does not believe that arbitrary term limits on directors' service are appropriate, nor does it believe that directors should expect to be renominated annually until they reach retirement age. The Board does believe that 70 is an appropriate retirement age for outside directors. However, the self-evaluation process described below will be an important determinant of Board tenure.

         4. INDEPENDENCE OF DIRECTORS. A majority of the directors must be independent directors under the New York Stock Exchange (the "NYSE") rules and it is our objective that we remain in compliance with this requirement at all times. The Board has determined that four out of five current directors are independent. The Board also believes, however, that directors who do not meet the NYSE independence standards can make valuable contributions to the Board and the Company by virtue of their experience and judgment.

                  To be considered independent under the NYSE standards, the Board must affirmatively determine that a director does not have any material relationship with the Company. Consistent with NYSE standards, the Board has adopted the following guidelines to assist in determining director independence:

                  a. A director will not be independent if, within the preceding three years: (i) the director was employed by the Company or received more than $100,000 per year in direct compensation other than director and committee fees and pension or other forms of deferred compensation for prior service; (ii) an immediate family member of the director was employed by the Company as an executive officer or received more than $100,000 per year in direct compensation other than director and committee fees and pension or other forms of deferred compensation for prior service;
                           (iii) the director was employed by or affiliated with the Company's present or former internal or external auditor; (iv) an immediate family member of the director was employed by the Company's present or former internal or external auditor in a professional capacity; (v) a Company executive officer was on the board of directors of a company which employed the Company director or which employed an immediate family member of the director as an officer; or (vi) the director is an executive officer or employee, or the director's immediate family member is an executive officer, of another company and payments for property or services to or from the Company accounted for the greater of 2% or $1 million of the other company's gross annual revenues;

                  b. The following commercial or charitable relationships will not be considered to be material relationships that would impair a director's independence: (i) if a director is an executive officer of another company that does business with the Company and the annual sales to, or purchases from, the Company are less than one percent of the gross annual revenues of the company he or she serves as an executive officer;
                           (ii) if a Company director is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company's indebtedness to the other is less than one percent of the total consolidated assets of the company he or she serves as an executive officer; and (iii) if a Company director serves as an officer, director or trustee of a charitable organization, and the Company's discretionary charitable contributions to the organization are less than one percent of that organization's total annual charitable receipts. The Board will review annually all commercial and charitable relationships of directors. The Board will also review whether directors satisfy these categorical independence tests and will make its determination public prior to directors standing for re-election to the Board.

                  c. For relationships not covered by the guidelines, in subsection (b) above, the determination of whether the relationship is material or not, and therefore whether a director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth in subsections (a) and (b) above. The Company would expect to explain in the next annual proxy statement the basis for any Board determination that the relationship was immaterial even though it did not meet the categorical immateriality standards in subsection (b) above.

         The Company will not make any personal loans or extensions of credit to directors or executive officers.

         5. SIZE OF BOARD AND SELECTION PROCESS. Directors are elected each year by class by the shareholders at the annual meeting of shareholders consistent with the Company's certificate of incorporation. Shareholders may propose nominees for consideration by the corporate governance committee by submitting names and supporting information to the Secretary, General Cable Corporation at our headquarters address. The Board proposes a slate of nominees to the shareholders for election to the Board. Between annual shareholder meetings, the Board may in case of vacancy elect directors to serve until the annual meeting when a director's class stands for reelection. The Board believes that, in light of the nature and scope of the Company's business, its current authorized size of six directors is appropriate. As the Company grows, it may be appropriate to increase the size of the Board to eight or nine directors.

         6. BOARD COMMITTEES. The Board has established the following committees to assist the Board in discharging its responsibilities: (i) audit;
(ii) compensation; and (iii) corporate governance. The purposes, duties and responsibilities of each of these committees are set forth in their committee charters. The current charters of these committees will be published on the Company's website and will be mailed to shareholders on written request. The committee chairs generally report highlights of their meetings to the full Board following each meeting of the respective committees. The committees hold meetings in conjunction with the full Board from time to time.

         7. MEETINGS OF NON-MANAGEMENT DIRECTORS. The Board generally will have four regularly scheduled meetings a year for the non-management directors without management present. These sessions usually take place around regularly scheduled Board meetings. The Non-Executive Chairman will preside at such meetings. The non-management directors may meet without management present at such other times as determined by the Non-Executive Chairman.

         8. SELF-EVALUATION. The Board and each of the committees will perform an annual self-evaluation. Once each year, each of the directors will be requested to provide his or her assessment of the effectiveness of the Board and the committees on which he or she serves; these individual assessments will be organized and summarized for discussion with the Board and the committees.

         9. SETTING BOARD'S AGENDA. The Board is responsible for its agenda. Under General Cable's Bylaws, the Nonexecutive Chairman is generally responsible for proposing agendas for Board meetings and he seeks input from the CEO on key issues to be scheduled and discussed during the course of each calendar year. The Board members will be invited to offer suggestions for issues to be discussed. Prior to each Board meeting, the Nonexecutive Chairman discusses and seeks input for other specific agenda items from other members of executive management as appropriate. The Nonexecutive Chairman, the CEO and each committee chair as appropriate, will determine the nature and extent of information which will be provided regularly to the directors before each scheduled Board or committee meeting. Directors are urged to make suggestions for agenda items, or additional pre-meeting materials, to the Nonexecutive Chairman, the CEO, or appropriate committee chairman.

         10. ETHICS AND CONFLICTS OF INTEREST. The General Cable Board expects that directors, officers and employees, will act ethically at all times and acknowledge their adherence to the policies reflected in the Company's Code of Ethics. The Board will not permit any waiver of the Code of Ethics policy for any director or executive officer. If an actual or potential conflict of interest arises for a director, the director will promptly inform the CEO and the Nonexecutive Chairman. If a significant conflict exists and cannot be resolved, the director should resign. Directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests. The Board will resolve any conflict of interest question involving the CEO, and any executive officer, and the CEO will resolve any conflicts of interest issue involving any other officer of the Company.

         11. DIRECTOR COMPENSATION. The corporate governance committee will have the responsibility for recommending to the Board compensation and benefits for the non-employee directors. In carrying out this duty, the committee will be guided by the principles that compensation should fairly compensate directors for services in a company of General Cable's business and scope of operating; that compensation should aim to align directors' interests with long-term shareholder interest; and that the compensation structure should be readily understandable for shareholders. At the end of each year, the corporate governance committee will review non-employee director compensation and benefits.

         12. SUCCESSION PLAN. The Board will approve and maintain a succession plan for the CEO and senior executives, based upon recommendations from the corporate governance committee, which should include policies and principles for selection of the CEO and performance review, and policies regarding succession in case of an emergency or the retirement of the CEO.

         13. ANNUAL COMPENSATION REVIEW OF SENIOR MANAGEMENT. The compensation committee will annually approve the goals and objectives for compensating the CEO. This committee will evaluate the CEO's performance in relation to these goals before setting the CEO's salary, bonus and other incentive and equity compensation. The committee will also annually approve the compensation structure for the Company's officers, and will evaluate the performance of the Company's senior executive officers before approving their salary, bonus and other incentive and equity compensation.

         14. ACCESS TO SENIOR MANAGEMENT. Non-employee directors are encouraged to meet with managers of the Company for open discussions about the Company. Executives and other management of the Company make periodic presentations to the Board and its Committees on company business and activity.

         15. ACCESS TO INDEPENDENT ADVISORS. The Board and its committees shall have the right, as necessary and appropriate, to retain independent legal or other advisors in the performance of their duties.

         16. DIRECTOR ORIENTATION AND CONTINUING EDUCATION. The Chief Executive Officer shall be responsible for ensuring that orientation is provided for new directors, and that periodically, materials or briefing sessions for all directors on subjects that would assist them in discharging their duties are organized and carried out. The Chief Executive Officer will engage the General Counsel and Chief Financial Officer to take lead roles in implementing the objectives of director orientation and education. In addition, within six months of election to the Board, each new director will spend a day at corporate headquarters for an organization and cultural briefing by senior management on the Company's business and strategic plans, financial statements, and key policies and practices.

         17. CONTACTING THE BOARD AND NONMANAGEMENT DIRECTORS. Anyone who has a concern about General Cable's conduct may express that concern directly to the

Nonexecutive Chairman or other non-management directors. Any concerns involving accounting, internal accounting controls, or auditing matters will be directed to the Audit Committee. Such communications may be confidential or anonymous, and may be e-mailed or submitted in writing to a special address which will be published on General Cable's website. Comments relating to these concerns will be forwarded to the appropriate directors for their review and will be simultaneously reviewed and addressed by General Cable in the same way that similar concerns are handled by the Company.